FILED PURSUANT TO

RULE 424(b)(7)

SEC FILE NO. 333-140796

PROSPECTUS SUPPLEMENT No. 2

(To Prospectus dated February 20, 2007)

DATED: April 16, 2007

11,747,135 Common Shares

Our operating partnership, Duke Realty Limited Partnership, issued and sold $575 million aggregate principal amount of its 3.75% Exchangeable Senior Notes due 2011, or the “notes,” in a private transaction on November 22, 2006. Under certain circumstances, we may issue shares of our common stock upon the exchange or redemption of the notes. In such circumstances, the recipients of such common stock, whom we refer to as the “selling shareholders,” may use this prospectus supplement, together with the prospectus to which it relates, to resell from time to time the shares of our common stock that we may issue to them upon the exchange or redemption of the notes.  Additional selling shareholders may be named by future prospectus supplements.

This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated February 20, 2007 and prospectus supplement No. 1 dated March 19, 2007 both of which are to be delivered with the prospectus supplement.

The selling shareholder table, appearing under the heading “Selling Shareholders” in the accompanying prospectus, is amended and supplemented by the information in the following table.

Name	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Shares Beneficially Owned Prior to the Offering(2)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned Following the Offering(3)	Percentage of Shares Beneficially Owned Following the Offering(2)(3)
Admiral Flagship Master Fund, Ltd.	51,074	*	51,074	—	—
Arctos Partners Inc.	204,298	*	204,298	—	—
BBT Fund, L.P.	210,937	*	210,937	—	—
BMO Nesbitt Burns Inc.	102,149	*	102,149	—	—
Bank of America Pension Plan	102,149	*	102,149	—	—
Barnet Partners Ltd.	20,429	*	20,429	—	—
Black Diamond Offshore Ltd.	14,729	*	14,729	—	—
Black Diamond Convertible Offshore LDC	32,687	*	32,687	—	—
BNP Paribas Arbitrage	51,074	*	51,074	—	—
CAP Fund, L.P.	96,530	*	96,530	—	—
Canyon Capital Arbitrage Master Fund, Ltd.	679,290	*	679,290	—	—

The Canyon Value Realization Fund (Cayman), Ltd.	763,053	*	763,053	—	—
Canyon Value Realization MAC 18 Ltd.	58,224	*	58,224	—	—
Canyon Value Realization Fund, L.P.	297,253	*	297,253	—	—
Citigroup Global Markets Inc.	937,727	*	937,727	—	—
CMH Strategies	1,389	*	1,389	—	—
Credit Suisse Europe Ltd.	423,918	*	423,918	—	—
Double Black Diamond Offshore LDC	116,020	*	116,020	—	—
Empyrean Capital Fund, LP	115,305	*	115,305	—	—
Empyrean Capital Overseas Benefit Plan, Ltd.	24,536	*	24,536	—	—
Empyrean Capital Overseas Fund, Ltd.	217,679	*	217,679	—	—
Florida Fruit & Vegetable Association	1,797	*	1,797	—	—
Fore Convertible Master Fund, Ltd.	46,110	*	46,110	—	—
Fore ERISA Fund, Ltd.	4,964	*	4,964	—	—
Georgia Municipal Employee Benefit System	27,416	*	27,416	—	—
Highbridge Convertible Arbitrage Master Fund LP	10,214	*	10,214	—	—
Highbridge International LLC	91,934	*	91,934	—	—
Institutional Benchmark Series (Master Feeder) Limited in respect of Electra Series c/o Quattro Fund	14,300	*	14,300	—	—
IIU Convertible Arbitrage Fund Limited	3,207	*	3,207	—	—
IIU Convertible Fund, plc	46,477	*	46,477	—	—
John Deere Pension Trust	20,429	*	20,429	—	—
LDG Limited	3,779	*	3,779	—	—
Lydian Global Opportunities Master Fund Ltd.	61,289	*	61,289	—	—
Lydian Overseas Partners Master Fund, L.T.D.	245,157	*	245,157	—	—
Lyxor/Canyon Value Realization Fund Ltd.	51,074	*	51,074	—	—
Lyxor/Canyon Capital Arbitrage Fund Ltd.	143,008	*	143,008	—	—

Mohican VCA Master Fund, Ltd.	20,429		*	20,429		—	—
Old Lane HMA Master Fund LP	158,739		*	158,739		—	—
Old Lane Cayman Master Fund LP	672,487		*	672,487		—	—
Old Lane US Master Fund LP	241,337		*	241,337		—	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	20,429		*	20,429		—	—
Peoples Benefit Life Insurance Company Teamsters	81,719		*	81,719		—	—
Plexus Fund Limited	510,745		*	510,745		—	—
Polygon Global Opportunities Master Fund	204,298		*	204,298		—	—
Quattro Fund Ltd.	155,266		*	155,266		—	—
Quattro Multistrategy Masterfund LP	14,300		*	14,300		—	—
Redbourn Partners Ltd.	245,157		*	245,157		—	—
Royal Bank of Canada	91,934		*	91,934		—	—
S.A.C. Arbitrage Fund, LLC	204,298		*	204,298		—	—
SRI Fund, L.P.	50,053		*	50,053		—	—
Susquehanna Capital Group	357,521		*	357,521		—	—
Tamalpais Asset Management L.P.	204,298		*	204,298		—	—
TQA Master Fund, Ltd.	24,209		*	24,209		—	—
TQA Master Plus Fund, Ltd.	13,871		*	13,871		—	—
UBS Securities LLC	81,719		*	81,719		—	—
Vicis Capital Master Fund	40,859		*	40,859		—	—
Waterstone Market Neutral Master Fund, Ltd.	132,589		*	132,589		—	—
Waterstone Market Neutral MAC51 Fund, Ltd.	71,708		*	71,708		—	—
Yield Strategies Fund I, L.P.	40,859		*	40,859		—	—
Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC	9,213		*	9,213		—	—
Any other holder of common stock issuable upon exchange of notes or future transferee, pledgee, donee or successor of any holder	2,807,493		2.05%	2,807,493		—	—
TOTAL(4)	11,747,135	(5)	8.58%	11,747,135	(5)	—	—

*                    Less than 1%.

(1)             Assumes conversion of the notes into shares of common stock at a conversion rate of 20.4298 shares of common stock per each $1,000 principal amount of notes.

(2)             Based on a total of 136,905,323 shares of our common stock outstanding as of April 12, 2007.

(3)             We do not know when or in what amounts a selling shareholder may offer shares of our common stock for sale. The selling shareholders might not sell any or all of the shares of our common stock offered by this prospectus. Because the selling shareholders may offer all or some of the shares of our common stock pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of our common stock, we cannot estimate the number of shares of our common stock that will be held by the selling shareholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering pursuant to this prospectus, none of the shares of our common stock covered by this prospectus will be held by the selling shareholders

(4)             Additional selling shareholders not named in the prospectus will not be able to use the prospectus for resales until they are named in the selling shareholder table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling shareholders will not be able to use this prospectus for resales until they are named in the selling shareholders table by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by additional prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in the prospectus or prospectus supplement after the effective date of this prospectus.

(5)             We will issue cash for all fractional shares of our common stock based on the closing sale price of our common stock on the trading day immediately preceding the exchange date.